
<ARTICLE> 5
<LEGEND>
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE
BALANCE SHEET, AND STATEMENT OF INCOME, AND EXHIBIT 11 (STATEMENT RE
COMPUTATION OF PER SHARE EARNINGS) AND IS QUALIFIED IN ITS ENTIRETY BY
REFERENCE TO SUCH FINANCIAL STATEMENTS.
</LEGEND>

<PERIOD-TYPE>            12-MOS          12-MOS            12-MOS
<FISCAL-YEAR-END>   DEC-31-1996     DEC-31-1995         DEC-31-1994
<PERIOD-END>        DEC-31-1996     DEC-31-1995         DEC-31-1994
<CASH>                   6,900                0                       0
<SECURITIES>                 0                0                       0
<RECEIVABLES>                0                0                       0
<ALLOWANCES>                 0                0                       0
<INVENTORY>                  0                0                       0
<CURRENT-ASSETS>         6,900                0                       0
<PP&E>                       0                0                       0
<DEPRECIATION>               0                0                       0
<TOTAL-ASSETS>           6,900                0                       0
<CURRENT-LIABILITIES>   61,108           52,190                       0
<BONDS>                      0<F3>            0                       0
<PREFERRED-MANDATORY>        0                0                       0
<PREFERRED>                  0                0                       0
<COMMON>             4,300,000<F4>        4,300,000             4,300,000
<OTHER-SE>            (146,495)            (143,073)                0
<TOTAL-LIABILITY-AND-EQUITY>6,900<F6>         0                       0
<SALES>                      0                0                       0
<TOTAL-REVENUES>             0                0                       0
<CGS>                        0                0                       0
<TOTAL-COSTS>                0                0                       0
<OTHER-EXPENSES>         4,566           17,873                  15,235
<LOSS-PROVISION>             0<F7>            0                      0
<INTEREST-EXPENSE>       2,160            1,900                   1,600
<INCOME-PRETAX>              0                0                       0
<INCOME-TAX>                 0<F2>            0                       0
<INCOME-CONTINUING>          0                0                       0
<DISCONTINUED>               0                0                       0
<EXTRAORDINARY>          3,304                0                       0
<CHANGES>                    0                0                       0
<NET-INCOME>            (3,422)<F1><F5> (19,773)                (16,835)
<EPS-PRIMARY>                0                0                       0
<EPS-DILUTED>                0                0                       0

<F1>

NOTE 1-ORGANIZATION AND BASIS OF PRESENTATION
Mt. Olympus Enterprises, Inc. (the Company) was incorporated under the laws of Deleware on 1/19/1987. The Company is considered a development stage enterprise whose principal business activity through 1989 was acquiring testing, producing and marketing medical technology and products. The Company has pursued various other merger and acquistion opportunities since 1989, which it continues to pursue.
<F2>NOTE 2 --SIGNIFICANT ACCOUNTING POLICIES

Income Taxes-The Company recognizes a deferred tax asset or liability from temporary differences between the basis of asset and liabilities reported for financial statement purposes and federal and state income tax purposes, and for tax effect of net operating loss carryforwards.
At 12/31/1996, the Company had a net operating loss carryforward in the amount of $140,785 which will expire between 2002 and 2011. The Company has provided a valuation allowance against the resulting deferred tax asset. The deferred tax asset consists of the following at 12/31/1996 and 12/31/1995: 1996 accrued interest: $1,924; NOLCF $47,867;Total defer.
assets $49,791; valuation allowance ($49,791). For 1995: accrued interest $1,190; NOLCF $47,455; Total Defer.Tax Asset $48,645; Valuat. Allowance $48,645

ESTIMATES:
The preparation of financial stements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.
<F3>NOTE 3--NOTES PAYABLE TO RELATED PARTIES

During 1993, a stockholder acting as an agent of the Company, assumed liability for an account payable by signing a personal promissory note for $16,000. The Company agreed to pay this money back to the stockholder Terms for repayment have not been established; however, interest has been accrued at 10%.

In 1995, a stockholder loaned the Company $3,000 for the purpose of paying expenses. Terms for repayment have not been established; however, interest has been accrued at 12%.

In October 1996, a stockholder loaned the Company $10,000 to pay costs expenses to bring the Company's annual reports with the Securities and Exchange Commission current. The terms of the loan give the shareholder priority as to payment when funds are available over other creditors. The loan bears interest at 12% per year. As payment of the first six months of interest, the shareholder will be issued 50,000 shares of restricted common stock.

At December 31, 1996, the accrued and unpaid interest on loans from stockholders totalled $5,660.
<F4>NOTE 4--REVERSE STOCK SPLIT AND MERGER RECISSION

On April 15, 1994 the Company completed a 1-for-2 reverse stock split in connection with a proposed merger with a privaltely held Florida Corporation known as Doble R Resorts, Inc. The reverse stock split was rescinded by the Company at a shareholders meeting in April 1995. The accompanying financial statements have been presented as if no split had ever occurred.

On March 23, 1994 the Company entered into a reorganization with Double R Resorts, Inc. On September 29, 1994, Double R Rseorts, Inc. exercised its rights under the agreement to rescind all transactions and commitments relating to the reorganization. On April 13, 1995 the Board of Directors of the Company voted to change the mame of the Company back to Mt. Olympus Enterprises, Inc. The accompanying financial statements have been presented as if the agreement had never taken place. Expenses incurred by the Company in connection with the reorganization agreement have been recognized in the statement of operations.
<F5>NOTE 5--GOING CONCERN

As shown in the accompanying financial statements, the Company has incurred net losses since inception of $146,495 and, as of December 31, 1996, the Company's total liabilities exceeded it total assets by $54,208. These factors, as well as the uncertain conditions that the Company faces regarding its future operations, create an uncertainty about the Company's ability to continue as a going concern. Management of the Company is developing plan to investigate alternative methods of raising capital and pursuing business acquistitions and reorganiz-ations. The ability of the Company to continue as a going concern is dependent upon any plan's success. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.
<F6>NOTE 6--NONCASH INVESTING AND FINANCING ACTIVITIES

During the years ended December 31, 1996,1995 and 1994, a stockhoder paid expenses of the Company in the amount of $1,404, $6,691, and $5,560 respectively. No additional shares of common stock were issued. The pay-ments were accounted for as contributions of additional paid-in capital.

During the year ended December 31, 1990, the Company issued 2,200,000 shares of common stock in payment of a note payable and accrued interest payable to stockholders as follows:

             Note payable from related party  $12,000
             Accrued interest payable           2,500

             Common stock issued              $14,500

In 1996, funds sere held and expended by the company's legal counsel.
In October 1996, a shareholder loaned the Company $10,000. In November, 1996 $3,100 was expended to pay Company expenses for a balance of $6,900 at December 31, 1996 as held by legal counsel in trust account.
<F7>NOTE 7--EXTRAORDINARY GAIN FROM DEBT FORGIVENESS

In 1996, the Company's stock transfer agent forgave amounts owed for services provided totalling $3,404. The transfer agent cntinues to provide services to the Company. As reguired by generally accepted accounting principles, the gain from the debt forgiveness has been re-cognized as an extraordinary gain in the accompanying statement of operations for the year end December 31, l996.

